Exhibit 10.1

	Board Fee	Compensation Committee	Audit Committee	Nominating & Corporate Governance Committee	Executive Committee	Each Committee Meeting	Telephonic Committee Meetings
Chairman	$75,000	$12,500	$17,500	$12,500	$12,500	$1,000	$500
Member	$50,000	$7,500	$7,500	$7,500	$7,500	$1,000	$500